Exhibit 10.10

FIESTA RESTAURANT GROUP, INC. & SUBSIDIARIES

DEFERRED COMPENSATION PLAN

1. PURPOSE.

The Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees of Fiesta Restaurant Group, Inc. and its Affiliates.

2. DEFINITIONS.

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below:

2.1.	“Active Participant” means a Participant who is currently having Deferred Salary credited to his Deferral Account hereunder.

2.2.	“Affiliate” shall mean the Company and any entity affiliated with the Company within the meaning of Code Section 414(b) with respect to a controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code Section 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under Section 414(o) of the Code. No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Code Section 414.

2.3.	“Beneficiary” means the individual designated by the Participant, on a form acceptable by the Committee, to receive benefits payable under this Plan in the event of the Participant’s death. If no Beneficiary is designated, the Participant’s Beneficiary shall be his legal spouse, or if the Participant is not married, the Participant’s estate. Upon the acceptance by the Committee of a new beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last beneficiary designation form filed by the Participant and accepted by the Committee prior to his death.

2.4.	“Board” shall mean the Board of Directors of the Company.

2.5.	“Bonus” means the amount payable to the Participant by any Employer under any bonus plan or arrangement or any other performance compensation plan, program or arrangement under which the Company pays an amount of cash remuneration to an Employee above such Employee’s Salary.

2.6.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7.	“Committee” means the Company’s Compensation Committee or such sub-committee appointed by the Compensation Committee to administer the Plan.

2.8.	“Company” means Fiesta Restaurant Group, Inc., a Delaware corporation, and any successor corporation by merger, consolidation or transfer of assets.

2.9.	“Deferral Agreement” means an agreement entered into between a Participant and the Employer to authorize the Employer to reduce the Participant’s Salary and/ Bonus and credit the amount of such reduction to the Plan. A Deferral Agreement shall contain such provisions, consistent with the provisions of the Plan, as may be established from time to time by the Employer (through the Committee).

2.10.	“Deferred Benefit” means the benefit payable under the Plan, which shall be payable in accordance with Section 7 hereof.

2.11.	“Deferred Bonus” means the amount of Bonus, if any, deferred by a Participant pursuant to Section 4.

2.12.	“Deferred Salary” means the amount of Salary, if any, deferred by a Participant pursuant to Section 4.

2.13.	“Deferral Period” means, with regard to each Deferred Salary and/or Deferred Bonus, the period of deferral selected by the Participant for the period described in Section 4.1, adjusted for any extensions to the Deferral Period made pursuant to Section 4.3.

2.14.	“Disability” occurs with respect to a Participant if such Participant meets one of the following requirements (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expect to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The determination of whether a Participant has incurred a Disability shall be made in a manner consistent with the requirements of Treasury Regulation 1.409A-3(i)(4).

2.15.	“Earnings” means, for any Plan Year, earnings on amounts in the Salary Deferral Account computed in accordance with Section 5 hereof.

2.16.	“Effective Date” means January 1, 2012.

2.17.	“Eligible Employee” means any Employee who is selected by the Board and who is a member of a select group of management or is a highly compensated employee (within the meaning of Section 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended), provided that any Employee eligible to participate in the Company’s 401(k) plan shall not be an Eligible Employee.

2.18.	“Employee” means any person classified as an employee that is to receive a W-2 from the Employer on its payroll system. Employee does not include persons classified as independent contractors at the time (whether or not reclassified).

2.19.	“Employer” means the Company and any Affiliate which has adopted this Plan.

2.20.	“Participant” means any Eligible Employee who shall have become an Active Participant in the Plan and any individual with a balance credited to his Salary Deferral Account.

2.21.	“Plan” means the Fiesta Restaurant Group, Inc. Deferred Compensation Plan.

2.22.	“Plan Year” means the calendar year.

2.23.	“Salary” means a Participant’s base cash compensation for services paid by the Employer to the Participant. Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation but shall include amounts reduced pursuant to a Participant’s salary reduction agreement under Sections 125 or 132 of the Code (if any) or a nonqualified elective deferred compensation arrangement to the extent that in each such case the reduction is to base salary.

2.24.	“Salary Deferral Account” means the account to which a Participant’s book entry contributions made pursuant to Section 4 herein shall be credited.

2.25.	“Separation from Service” shall have the meaning given such term in Section 409A of the Code and such regulations as have been or may be promulgated thereunder.

2.26.	“Service” means the period of time during which the Participant was considered employed by the Employer and ending on his Separation from Service, Disability or death. For all purposes of the Plan, Service shall be expressed as years and a fraction of a year, with such fraction representing completed months of employment.

2.27.

“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The existence of an Unforeseeable Emergency shall be determined in a manner consistent with the requirements of Treasury Regulation 1.409A-3(i)(3). Examples of Unforeseeable Emergency could include the imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay medical expenses, included non-refundable deductibles, as well as the costs of prescription drug medication, or the need to pay funeral expenses for a spouse, beneficiary or dependent. As a general matter, Unforeseeable Emergency will not include the purchase of a home or the payment of college tuition.

3. PARTICIPATION.

Each Employee who is an Eligible Employee with respect to a Plan Year shall be eligible to become an Active Participant in the Plan pursuant to Section 4 with respect to such Plan Year. A Participant shall cease to be an Active Participant with regard to a Plan Year if he is not, or ceases to be, an Eligible Employee with regard to the Plan. A Participant’s classification as an Eligible Employee shall be made anew for each Plan Year and a new Deferral Agreement must be made for each Plan Year.

4. DEFERRAL OF SALARY AND/OR BONUS.

4.1.

Deferral Agreement. An Eligible Employee may elect, on a Deferral Agreement, to defer receipt of all or a specified percentage of his Salary and, if applicable, all or a specified percentage of his Bonus (unless specified otherwise by the Committee), payable with respect to a Plan Year. At the time of the deferral election, a Participant shall also elect the length of the Deferral Period in years, which Deferral Period shall begin on the last day of the calendar year with regard to which the Salary and/or Bonus deferred relates and shall be paid on or about January 15th of the calendar year immediately following the appropriate anniversary (e.g., a 2 year deferral made with respect to 2011 shall be paid on or about January 15, 2014). Deferred Salary and/or Deferred Bonus shall be credited to a Salary Deferral Account in the name of the Participant on the date such amount would otherwise be payable to the Participant. Any election to defer payment of a portion of a Participant’s Salary and/or Bonus shall be made by the Participant in writing to the Committee on a Deferral Agreement on or before the last day of the Plan Year preceding the Plan Year in which the Salary and/or Bonus is earned, and shall apply on a pro rata basis with respect to the entire amount of Salary and/or Bonus earned in or for such Plan Year, whenever payable, or on such other basis as may be agreed to by the Committee. Any such election made by the last day of the preceding Plan Year shall become effective on the first day of the following Plan Year. If no new election is made with respect to any subsequent Plan Year, the Salary and/or Bonus earned in such Plan Years shall not be deferred under the Plan.

Notwithstanding the foregoing, if an employee first becomes an Eligible Employee during a Plan Year, he may elect to become a Participant with respect to such Plan Year (solely with respect to Salary and/or Bonus earned after the Deferral Agreement is executed and delivered to the Employer pursuant to the procedures established by the Committee) prior to the end of the thirty (30) day period following the date he becomes an Eligible Employee, by making an election, in writing, on a form prescribed by the Committee.

4.2.	Irrevocability of Deferral Agreement. Subject to Section 7 of the Plan, an election to defer Salary and/or Bonus hereunder is irrevocable and is valid only for the Plan Year following the election. If no new election is made with respect to any subsequent Plan Year, the Salary and/or Bonus earned in such Plan Years shall not be deferred under the Plan. A Participant shall not be entitled to, and the Employer shall not be obligated to pay to such Participant, the whole or any part of the amounts deferred under the Plan, except as provided in the Plan. Notwithstanding the previous sentence, upon the request of a Participant, the Committee, in its sole discretion, may permit the Participant to revoke his Deferral Agreement with respect to future Salary and/or Bonus due to the Participant’s Unforeseeable Emergency. A Participant who revokes a Deferral Agreement pursuant to this Section 4.2 shall not be entitled to enter into a new Deferral Agreement during a suspension period which shall commence with respect to the pay period which follows the pay period which includes the date of such revocation, and shall continue until the first calendar year commencing more than six (6) months after such revocation.

4.3.	Redeferrals. A Participant may extend his Deferral Period by an additional set number of years by providing written notice (in a form acceptable to the Committee) delivered to the Committee, provided, however, that any such redeferral must (i) not take effect until at least 12 months after the date on which the redeferral election is made, (ii) extend the Deferral Period by not less than five (5) years and (iii) be made not less than 12 months before the date the payment is scheduled to be made.

4.4.	Earnings. Earnings shall be credited to a Participant’s Salary Deferral Account as provided in Section 5 below.

5. MEASUREMENT OF EARNINGS.

The Committee shall credit the Earnings computed under this Section to the balance in each Participant’s Account as of the last business day of each Plan Year or such other dates as are selected by the Committee, in its sole discretion. The measurement used to calculate Earnings on the amounts in a Participant’s Account, if applicable, shall be the rate of eight (8%) percent per annum, accrued monthly.

6. VESTING.

A Participant’s Salary Deferral Account shall be fully vested at all times, including Earnings thereon.

7. AMOUNT AND DISTRIBUTION OF DEFERRED BENEFIT

7.1.	Amount of Deferred Benefit. A Participant’s Deferred Benefit shall consist of the vested balance in his Salary Deferral Account.

7.2.	Time of Deferred Benefit. Except as provided in Sections 7.4, 7.5, 7.6 or 8 below, a Participant’s Deferred Benefit and the Earnings shall be paid, or commence being paid, to the Participant, in the form specified in Section 7.3, at the earlier of (i) upon the end of the applicable Deferral Period; or (ii) within sixty (60) after Separation from Service (other than as a result of death or Disability); provided, however, that in the event that a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder, then any amounts due upon a Separation from Service (other than as a result of death or Disability) shall be delayed until the date that is six (6) months after the date of the Separation from Service (or, if earlier, the date of death of the Participant).

7.3.	Form of Deferred Benefit. A Participant’s Deferred Benefit and the Earnings attributable thereto shall be paid to him (or, in the event of death, his Beneficiary) in a lump sum. A Participant shall not be entitled to, and the Employer shall not be obligated to pay to such Participant, the whole or any part of the amounts deferred or credited under the Plan, except as provided in the Plan.

7.4.	Death/Disability. Notwithstanding anything herein to the contrary, if a Participant dies or incurs a Disability prior to receiving the total amount of his Salary Deferral Account, the unpaid portion of his Salary Deferral Account shall be paid to the Participant’s Beneficiary in a single lump sum, upon the first business day of the month coincident with or next following the Participant’s death or Disability (or as administratively feasible thereafter, but in no event later than 90 days after the death or Disability). If the Committee is in doubt as to the right of any person to receive any amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Committee and the Company and the applicable Employer.

7.5.	Change of Control. Notwithstanding anything herein to the contrary, including, without limitation, the Deferral Period, in the event of a Change of Control, each Participant hereunder shall receive his entire Deferred Benefit, from the Plan, equal to the Participant’s entire Salary Deferral Account, payable in the form of one (1) lump sum, as soon as administratively practicable following such Change of Control, but in no event later than five (5) days after the date of such Change of Control. A “Change of Control” has the meaning set forth in Appendix A attached hereto; provided, however, that in the event that a transaction (or series of transactions) constitutes a Change of Control, as defined in Appendix A, but does not constitute a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5), then such transaction (or series of transactions) shall not constitute a Change of Control under the Plan.

7.6.	Other Payment Events. The Company may, in its sole discretion, permit payment of a Participant’s Deferred Benefit upon any event permissible pursuant to Treasury Regulation 1.409A-3(j)(4); provided, however, that the provisions of Treasury Regulation 1.409A-3(j)(4) are satisfied.

7.7.	Installment Payments. The right to a series of installment payments shall at all times be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

8. UNFORESEEABLE EMERGENCY WITHDRAWALS.

Upon the request of a Participant, the Committee, in its sole discretion, may approve, due to the Participant’s Unforeseeable Emergency, an immediate lump sum distribution of the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Such a distribution shall be made from the Salary Deferral Account and shall reduce the next scheduled payments from the Salary Deferral Account by the amount distributed.

9. ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee (or its delegate) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and (e) to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any delegate) with respect to any matter arising under the Plan and any other Plan documents including, without limitation, any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, binding and conclusive on all parties.

The Committee may impose such rules designed to facilitate compliance with the securities laws. To the extent required by applicable law, this Plan is intended to comply with, and shall be subject to the limitations of Rule 701 under the Securities Act of 1933 and/or the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. The Committee shall have the authority to suspend the Plan and take any action necessary, including revoking Participants’ Deferral Agreements, prospectively and/or retroactively, to ensure that the Plan complies with Federal and state securities laws, including to the extent applicable, the limitations of Section 4(2) and Rule 701 under the Securities Act of 1933 and/or Section 40 of the Securities Act of 1933.

No member of the Committee and no officer, director or employee of the Company or any other Affiliate shall be liable for any action or inaction with respect to his functions under the Plan unless such action or inaction is adjudged to be due to fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or on his behalf in connection with the Plan.

Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of such Employer under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his duties or responsibilities with respect to the Plan (other than as a Participant), except with regard to matters as to which he or she shall be adjudged in such action to be liable for fraud in the performance of his duties.

10. CLAIMS PROCEDURES.

Any claim by a Participant or Beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee or such other person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he shall notify the Claimant in writing of the denial of the claim within ninety (90) days after his receipt thereof (this period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension). Such notice shall (a) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary, and (c) inform the Claimant of his right pursuant to this section to request review of the decision.

A Claimant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after the date on which such denial is received. Such period may be extended by the Committee for good cause shown. The Committee will then review the claim. A Claimant or his duly authorized representative may discuss any issues relevant to the claim, may review pertinent documents and may submit issues and comments in writing. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Committee for up to an additional sixty (60) days in special circumstances. Written notice of any such special circumstances shall be sent to the Claimant. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive and binding on all persons.

11. CONSTRUCTION OF PLAN.

This Plan is “unfunded” and Deferred Benefits payable hereunder shall be paid by the Employer out of its general assets. Participants and their designated Beneficiaries shall not have any interest in any specific asset of the Employer as a result of this Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst any Employer, the Committee, and the Participants, their designated Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the applicable Employer and no person other than the applicable Employer shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from any Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer may, in its sole discretion, establish a “rabbi trust” to pay Deferred Benefits hereunder.

12. NON-TRANSFERABILITY OF RIGHTS UNDER THE PLAN.

No amounts payable or other rights under the Plan shall be sold, transferred, assigned, pledged or otherwise disposed of or encumbered by a Participant, except as provided herein.

13. MINORS AND INCOMPETENTS.

In the event that the Committee finds that a Participant is unable to care for his affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan. Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

14. WITHHOLDING TAXES.

The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

15. ASSIGNMENT.

The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.

16. NON-ALIENATION OF BENEFITS.

The benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

17. LIMITATION OF RIGHTS.

Nothing contained herein shall be construed (a) as conferring upon an employee the right to continue in the employ of the Employer as- an executive or in any other capacity; (b) to interfere with the Employer’s right to discharge him at any time for any reason whatsoever, or (c) as guaranteeing a payment to a Participant.

18. NO FUNDING OBLIGATION.

The Plan shall not be construed to require the Employer to fund any of the benefits payable under the Plan or to set aside or earmark any monies or other assets specifically for payments under the Plan. If the Company or any Employer decides to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company or any Employer is required to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

19. AMENDMENT OR TERMINATION OF PLAN.

The Board (or a duly authorized committee thereof may, in its sole and absolute discretion, amend the Plan from time to time and at any time in such manner as it deems appropriate or desirable, and the Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, terminate the Plan for any reason from time to time and at any time in such manner as it deems appropriate or desirable. No amendment or termination shall reduce or terminate the then vested benefit of any Participant or Beneficiary. Upon an amendment or termination, the Company shall not be required to distribute a Participant’s Deferred Benefit prior to the earlier of (i) the end of the applicable Deferral Period; or (ii) the Participant’s Separation From Service; or (iii) the Participant’s death or disability but, in the event of a termination of the Plan, the Company may distribute each Participant’s Deferred Benefit in the manner and at times permitted by Treasury Regulation 1.409A-3(j)(4)(ix). Notwithstanding anything herein to the contrary, the Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, amend the Plan from time to time and at any time in such manner as it deems it appropriate or desirable for purposes of complying with Section 409A of the Code and the regulations promulgated thereunder.

20. SEVERABILITY OF PROVISIONS.

In case any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

21. ENTIRE AGREEMENT.

This Agreement, along with the Participant’s elections hereunder, constitutes the entire agreement between the Company, the applicable Employer and the Participant pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the Company or any Employer with respect to the subject matter herein.

22. HEADINGS AND CAPTIONS.

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

23. GENDER AND NUMBER.

Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

24. NON-EMPLOYMENT.

The Plan is not an agreement of employment and it shall not grant an employee any rights of employment.

25. PAYMENT NOT SALARY.

Any Deferred Benefits payable under this Plan shall not be deemed salary or other compensation to the employee for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of any Employer for the benefit of its employees, except as otherwise provided in any benefit plan or arrangement.

26. CONTROLLING LAW.

To the extent legally required, the Code and the Employee Retirement Income Security Act of 1974, as amended shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and the Employee Retirement Income Security Act of 1974, as amended, the Plan shall be governed by the laws of the State of New York.

27. CODE SECTION 409A.

In the event of any inconsistency between any provision of this Plan and Section 409A of the Code, including any regulatory and administrative guidance issued from time to time thereunder, the provisions of Code Section 409A shall control. In case any one or more provisions of this Plan fails to comply with the provisions of Code Section 409A, the remaining provisions of this Plan shall remain in effect, and this Plan shall be administered and applied as if the non-complying provisions were not part of this Plan.

IN WITNESS WHEREOF, the Company caused the Plan to be executed as of the 8th day of December 2011.

FIESTA RESTAURANT GROUP, INC.

/s/ Joseph A. Zirkman
By: Joseph A Zirkman
Title: Vice President

APPENDIX A

Change of Control

“Change of Control” shall mean and shall have occurred or be deemed to have occurred only if any of the following events occurs:

(a) The acquisition, directly or indirectly, by any person or group (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act and the rules thereunder) of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (voting securities) of Fiesta Restaurant Group, Inc. that represent 50% or more of the combined voting power of Fiesta Restaurant Group, Inc.’s then outstanding voting securities, other than:

(i) An acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Fiesta Restaurant Group, Inc. or any person controlled by Fiesta Restaurant Group, Inc. or by any employee benefit plan (or related trust) sponsored or maintained by Fiesta Restaurant Group, Inc. or any person controlled by Fiesta Restaurant Group, Inc.; or

(ii) An acquisition of voting securities by Fiesta Restaurant Group, Inc. or a corporation owned, directly or indirectly by all of the stockholders of Fiesta Restaurant Group, Inc. in substantially the same proportions as their ownership of the stock of Fiesta Restaurant Group, Inc.

Notwithstanding the foregoing, the following event shall not constitute an acquisition by any person or group for purposes of this subsection (a): an acquisition of Fiesta Restaurant Group, Inc.’s securities by Fiesta Restaurant Group, Inc. which causes Fiesta Restaurant Group, Inc.’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of Fiesta Restaurant Group, Inc.’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of Fiesta Restaurant Group, Inc.’s then outstanding voting securities by reason of share acquisitions by Fiesta Restaurant Group, Inc. as described above and shall, after such share acquisitions by Fiesta Restaurant Group, Inc., become the beneficial owner of any additional voting securities of Fiesta Restaurant Group, Inc., then such acquisition shall constitute a Change of Control; or

(b) individuals who, as of the date immediately following the date of the completion of the spin-off of Fiesta Restaurant Group, Inc. by Carrols Restaurant Group, Inc., constitute the Board of Directors of Fiesta Restaurant Group, Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Fiesta Restaurant Group, Inc., provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by Fiesta Restaurant Group, Inc.’s stockholders, was approved by a vote of at least a two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Fiesta Restaurant Group, Inc.) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c) the consummation by Fiesta Restaurant Group, Inc. (whether directly involving Fiesta Restaurant Group, Inc. or indirectly involving Fiesta Restaurant Group, Inc. through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in Fiesta Restaurant Group, Inc.’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Fiesta Restaurant Group, Inc. or the person that, as a result of the transaction, controls, directly or indirectly, Fiesta Restaurant Group, Inc. or owns, directly or indirectly, all or substantially all of Fiesta Restaurant Group, Inc.’s assets or otherwise succeeds to the business of Fiesta Restaurant Group, Inc. (Fiesta Restaurant Group, Inc. or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Fiesta Restaurant Group, Inc. prior to the consummation of the transaction; or

(d) a sale or disposition of all or substantially all of Fiesta Restaurant Group, Inc.’s assets.